Exhibit 99.1

PRESS RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Third Quarter 2026 Financial and Operating Results; Declares Quarterly Cash Distribution of $0.60 Per Unit; and Updates Guidance

2026 Quarter Highlights

●	Total revenues of $603.0 million and net income attributable to ARLP of $139.6 million, up year-over-year 5.5% and 46.8%, respectively
●	Adjusted EBITDA attributable to ARLP of $233.9 million, up 26.3% year-over-year
●	Segment Adjusted EBITDA Expense per ton sold at our Coal Operations improved 13.1% year-over-year and 7.9% sequentially
●	Record oil & gas royalty revenues and volumes, driven by $223.5 million of acquisitions completed during the quarter
●	Distributable Cash Flow of $136.8 million and Distribution Coverage Ratio of 1.76x improved over 27% sequentially
●	Declares quarterly cash distribution of $0.60 per unit, or $2.40 per unit annualized

TULSA, OKLAHOMA, October 26, 2026 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) (“we,” “us,” “our,” “ARLP” or the “Partnership”) today reported financial and operating results for the three and nine months ended September 30, 2026 (the “2026 Quarter” and “2026 Period,” respectively). This release includes comparisons of results to the three and nine months ended September 30, 2025 (the “2025 Quarter” and “2025 Period,” respectively) and to the quarter ended June 30, 2026 (the “Sequential Quarter”).

The use of “attributable to ARLP” indicates the exclusion of noncontrolling interests. For a definition of EBITDA, Adjusted EBITDA, Adjusted EBITDA attributable to ARLP and Segment Adjusted EBITDA Expense and related reconciliations to comparable GAAP financial measures, please see the end of this release.

Financial Summary

			% Change					% Change
	2026	2025	Quarter /	Sequential	% Change	2026	2025	Period /
(in millions, except per unit data)	Quarter	Quarter	Quarter	Quarter	Sequential	Period	Period	Period

Total revenues	$603.0	$571.4	5.5%	$551.6	9.3%	$1,670.6	$1,659.3	0.7%
Operating expenses	$339.2	$354.6	(4.4)%	$341.4	(0.6)%	$1,021.8	$1,040.3	(1.8)%
Net income attributable to ARLP	$139.6	$95.1	46.8%	$79.6	75.5%	$228.3	$228.5	(0.1)%
Earnings per basic and diluted unit	$1.08	$0.73	47.9%	$0.61	77.0%	$1.76	$1.76	—%
Adjusted EBITDA attributable to ARLP	$233.9	$185.2	26.3%	$185.1	26.4%	$573.3	$505.5	13.4%
●	Total revenues in the 2026 Quarter increased 5.5% and 9.3% compared to the 2025 Quarter and Sequential Quarter, respectively, as a result of record oil & gas royalty revenues, increased coal sales volumes and higher other revenues, partially offset by lower coal sales price per ton.
●	Net income attributable to ARLP increased 46.8% and 75.5% compared to the 2025 Quarter and Sequential Quarter, respectively, primarily as a result of higher total revenues and equity method investment income, lower operating expenses, a $16.5 million increase in the fair value of our digital assets and a $6.3 million gain recognized as a result of the remeasurement of our previously held equity investment in AllDale III in connection with the AllDale III & IV acquisition. Partially offsetting these increases were higher income tax expenses and a $7.3 million loss on the derivative instruments acquired in the AllDale III & IV acquisition.
●	Adjusted EBITDA attributable to ARLP increased 26.3% and 26.4% compared to the 2025 Quarter and Sequential Quarter, respectively, primarily driven by higher Coal Operations Segment Adjusted EBITDA, the contribution from the AllDale III & IV acquisition and higher equity method investment income, partially offset by higher general and administrative expenses.

CEO Commentary

“We had an outstanding third quarter led by our Coal Operations’ strong shipping quarter combined with Hamilton being back on longwall production and River View and Tunnel Ridge operating well, which drove Segment Adjusted EBITDA at our Coal Operations 23.1% higher sequentially to $186.8 million, while Segment Adjusted EBITDA Expense per ton sold declined 13.1% year-over-year,” said Joseph W. Craft III, Chairman, President and Chief Executive Officer. “The capital we have invested in our operations over the past several years is translating into a lower-cost, more reliable platform.”

Mr. Craft added, “In our first full quarter including AllDale III & IV, our Oil & Gas Royalties segment generated Segment Adjusted EBITDA attributable to ARLP of $43.6 million, up 16.8% sequentially and 61.4% year-over-year. The acquisition meaningfully increases the segment’s contribution to ARLP’s consolidated cash flows and expands our exposure to natural gas, which we believe will continue to benefit from growing LNG exports and rising power demand.”

Segment Results and Analysis (Unaudited)

Coal Operations

			% Change
	2026	2025	Quarter /	Sequential	% Change
(in millions, except per ton data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	7.033	6.611	6.4%	6.367	10.5%
Coal sales price per ton sold	$51.16	$51.03	0.3%	$51.87	(1.4)%
Segment Adjusted EBITDA Expense per ton	$31.77	$35.37	(10.2)%	$35.75	(11.1)%
Segment Adjusted EBITDA	$139.8	$105.4	32.6%	$104.2	34.1%

Appalachia Coal Operations
Tons sold	2.315	2.092	10.7%	2.191	5.7%
Coal sales price per ton sold	$62.35	$83.28	(25.1)%	$63.57	(1.9)%
Segment Adjusted EBITDA Expense per ton	$46.25	$57.74	(19.9)%	$46.22	0.1%
Segment Adjusted EBITDA	$48.5	$54.1	(10.4)%	$49.2	(1.5)%

Total Coal Operations
Tons sold	9.348	8.703	7.4%	8.558	9.2%
Coal sales price per ton sold	$53.93	$58.78	(8.3)%	$54.87	(1.7)%
Segment Adjusted EBITDA Expense per ton	$35.64	$40.99	(13.1)%	$38.68	(7.9)%
Segment Adjusted EBITDA	$186.8	$157.5	18.6%	$151.7	23.1%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
●	Illinois Basin tons sold increased 6.4% compared to the 2025 Quarter and 10.5% compared to the Sequential Quarter, driven by the resumption of longwall production at Hamilton following its extended longwall move.
●	Appalachia tons sold increased 10.7% compared to the 2025 Quarter and 5.7% compared to the Sequential Quarter on strong sales at Tunnel Ridge.
●	Coal sales price per ton in the Illinois Basin was in line with comparable periods, and in Appalachia decreased compared to the 2025 Quarter due to an increased sales mix of lower priced Tunnel Ridge volumes and lower sales price per ton at Tunnel Ridge and Mettiki.
●	Segment Adjusted EBITDA Expense per ton in the Illinois Basin decreased 10.2% compared to the 2025 Quarter and 11.1% compared to the Sequential Quarter due to higher production at Hamilton and improved per ton costs at our River View operation.
●	In Appalachia, Segment Adjusted EBITDA Expense per ton for the 2026 Quarter decreased 19.9% compared to the 2025 Quarter due to increased production at our Tunnel Ridge operation as well as a higher sales mix of lower-cost Tunnel Ridge volumes.
●	Segment Adjusted EBITDA for our Total Coal Operations of $186.8 million increased 18.6% year-over-year and 23.1% sequentially, driven by higher Illinois Basin volumes and lower per ton costs.
●	ARLP ended the 2026 Quarter with total coal inventory of 0.9 million tons, which was consistent with the end of the 2025 Quarter and represented a slight increase sequentially.

Royalties

			% Change
	2026	2025	Quarter /	Sequential	% Change
(in millions, except per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Royalties (1)

Oil & Gas Royalties
Barrels of oil sold	0.527	0.387	36.2%	0.390	35.1%
MCF of natural gas sold	3.544	1.668	112.5%	1.781	99.0%
Barrels of natural gas liquids sold	0.332	0.234	41.9%	0.250	32.8%
BOE sold (2)	1.450	0.899	61.3%	0.936	54.9%
Average sales price per BOE (3)	$41.21	$35.68	15.5%	$49.43	(16.6)%
Segment Adjusted EBITDA Expense	$8.0	$4.1	98.3%	$7.2	11.2%
Segment Adjusted EBITDA attributable to ARLP	$43.6	$27.0	61.4%	$37.4	16.8%

Coal Royalties
Royalty tons sold	8.350	7.055	18.4%	7.537	10.8%
Revenue per royalty ton sold	$3.27	$3.50	(6.6)%	$3.01	8.6%
Segment Adjusted EBITDA Expense	$9.1	$7.6	20.5%	$9.8	(6.4)%
Segment Adjusted EBITDA	$18.2	$17.1	6.2%	$13.0	40.0%

Total Royalties
Total royalty revenues	$87.5	$57.4	52.5%	$69.3	26.4%
Segment Adjusted EBITDA Expense	$17.2	$11.6	47.6%	$17.0	1.1%
Segment Adjusted EBITDA attributable to ARLP	$61.8	$44.1	40.0%	$50.3	22.8%

(1)	For definitions of Segment Adjusted EBITDA Expense, Segment Adjusted EBITDA and Segment Adjusted EBITDA attributable to ARLP and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(2)	Barrels of oil equivalent (“BOE”) for natural gas volumes are calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
●	On July 1, 2026, we completed the AllDale III & IV acquisition for approximately $206.2 million, adding control of approximately 48,500 net royalty acres across premier basins and resource plays including the Permian, Anadarko, Bakken and Haynesville.
●	Oil & gas royalty volumes increased significantly in the 2026 Quarter compared to the 2025 Quarter and Sequential Quarter primarily due to the AllDale III & IV acquisition.
●	Average sales price per BOE increased 15.5% compared to the 2025 Quarter on higher realized crude oil prices, partially offset by a higher natural gas volume mix following the AllDale III & IV acquisition. Compared to the Sequential Quarter, average sales price per BOE decreased 16.6%, primarily due to lower realized crude oil prices and a higher mix of natural gas volumes.
●	Oil & Gas Royalties Segment Adjusted EBITDA attributable to ARLP was a quarterly record $43.6 million, increasing 61.4% and 16.8% compared to the 2025 Quarter and Sequential Quarter, respectively.
●	Coal Royalties Segment Adjusted EBITDA of $18.2 million, increased 6.2% and 40.0% compared to the 2025 Quarter and Sequential Quarter, respectively, due to higher royalty tons sold, primarily from Tunnel Ridge and Hamilton.

Balance Sheet and Liquidity

As of September 30, 2026, total debt and finance leases were outstanding in the amount of $679.9 million. The Partnership’s total and net leverage ratios were 0.89 times and 0.78 times debt to trailing twelve months Adjusted EBITDA attributable to ARLP, respectively, as of September 30, 2026. ARLP ended the 2026 Quarter with total liquidity of $430.8 million, which included $84.8 million of cash and cash equivalents and $346.0 million of borrowings available under its revolving credit and accounts receivable securitization facilities. In addition, ARLP held 673 bitcoins valued at $56.3 million as of September 30, 2026.

Distributions

ARLP announced today that the Board of Directors of ARLP’s general partner approved a cash distribution to unitholders for the 2026 Quarter of $0.60 per unit (an annualized rate of $2.40 per unit), payable on November 13, 2026, to all unitholders of record as of the close of trading on November 6, 2026. The Distribution Coverage Ratio for the 2026 Quarter was 1.76x.

Concurrent with this announcement, we are providing qualified notice to brokers and nominees that hold ARLP units on behalf of non-U.S. investors under Treasury Regulation Section 1.1446-4(b) and (d) and Treasury Regulation Section 1.1446(f)-4(c)(2)(iii). Brokers and nominees should treat one hundred percent (100%) of ARLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. In addition, brokers and nominees should treat one hundred percent (100%) of the distribution as being in excess of cumulative net income for purposes of determining the amount to withhold. Accordingly, ARLP’s distributions to non-U.S. investors are subject to federal income tax withholding at a rate equal to the highest applicable effective tax rate plus ten percent (10%). Nominees, and not ARLP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of non-U.S. investors.

Outlook

“We believe the fundamentals supporting coal demand continue to build,” Mr. Craft continued. “Electricity load in the markets we serve is growing while permitting, interconnection and supply chain constraints are slowing the pace at which new generation can come online. We believe this dynamic will extend the runway for the existing coal fleet, with the impact becoming increasingly visible in our customers’ coal burn as data center-driven demand materializes.”

“We continue to convert this constructive market into contracted volumes. During the quarter, we added 4.2 million committed and priced tons through 2028, and we are essentially fully committed at the midpoint of our 2026 sales volume guidance. With 31.7 million tons committed and priced for 2027, we enter next year with substantial visibility and the operating capacity to capture additional demand as commercial opportunities develop.”

Mr. Craft added, “Export markets have become a more meaningful component of our sales portfolio, with 3.7 million tons committed and priced for 2026 and 3.0 million tons for 2027. Market conditions remain dynamic, and we remain cautiously optimistic that additional export opportunities could provide upside to our sales volumes next year.”

Mr. Craft concluded, “In our Oil & Gas Royalties segment, if today’s crude oil prices remain elevated, we could be in a position to have another record quarter to finish the year. Looking forward, we expect that 2027 results will compare favorably to 2026 due to the full-year contribution of minerals acquired this year as well as anticipated mineral investments next year to be funded by the segment's after-tax cash flow.”

Guidance

ARLP is updating the following guidance for the full year ending December 31, 2026:

2026 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin sales tons	26.50 — 27.00
Appalachia sales tons	8.00 — 8.50
Total sales tons	34.50 — 35.50

Committed & Priced Sales Tons
2026 — Domestic / Export / Total	31.3 / 3.7 / 35.0
2027 — Domestic / Export / Total	28.7 / 3.0 / 31.7

Coal Sales Price Per Ton Sold (1)
Illinois Basin	$51.00 — $51.50
Appalachia	$65.00 — $65.50
Total	$54.25 — $54.75

Segment Adjusted EBITDA Expense Per Ton Sold (2)
Illinois Basin	$33.50 — $34.25
Appalachia	$50.00 — $51.00
Total	$37.50 — $38.50

Royalties
Oil & Gas Royalties (3)
Oil (Million Barrels)	1.900 — 2.000
Natural gas (Million MCF)	10.250 — 10.750
Liquids (Million Barrels)	1.100 — 1.200
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 14.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	29.5 — 30.2
Revenue per royalty ton sold	$3.00 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.10 — $1.20

Consolidated (Millions)
Depreciation, depletion and amortization	$325 — $335
General and administrative	$100 — $105
Net interest expense	$53 — $55
Income tax expense	$35 — $40
Net income attributable to non-controlling interests (4)	$12 — $14
Adjusted EBITDA attributable to non-controlling interests (4)	$24 — $26
Total capital expenditures	$270 — $290

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations.
(3)	Oil & Gas Royalties guidance volumes reflect the consolidation of AllDale Minerals III and IV beginning July 1, 2026. Production volumes attributable to AllDale III and IV are included in the guidance ranges and will be reported on a consolidated basis in ARLP's financial results.
(4)	Represents the estimated portion of Oil & Gas Royalties segment results attributable to non-controlling interests, including third-party and related-party ownership interests in AllDale Minerals III, AllDale Minerals IV, and Cavalier Minerals JV, LLC. Amounts attributable to non-controlling interests are excluded from net income attributable to ARLP and Adjusted EBITDA attributable to ARLP.

Derivatives

As of September 30, 2026, ARLP had the following outstanding derivative contracts, which it assumed in connection with the AllDale III & IV acquisition. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Oil - Fixed Price Swaps
	Volumes	Weighted
	(000 BBL)	Avg. Price

2026	75	$71.08
2027	275	$68.81
2028	215	$68.50

Conference Call

A conference call regarding ARLP’s 2026 Quarter financial results and updated 2026 guidance is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call. International callers should dial (201) 689-8560 and request to be connected to the same call. Investors may also listen to the call via the “Investors” section of ARLP’s website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13762993.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that is currently the second largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as a reliable energy partner for the future by pursuing opportunities that support the growth and development of energy-related technologies and infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission (“SEC”), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Those forward-looking statements include expectations with respect to our future financial and operational performance, coal and oil & gas consumption and expected future prices, our ability to increase or maintain unitholder distributions in future quarters, business plans and potential growth, optimizing cash flows, reducing operating and capital expenditures, growth in domestic electricity demand and the timing of bringing new generation  online, preserving liquidity and maintaining financial flexibility, and our future repurchases of units. These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic energy demand, should it materialize; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East, including Iran and disruption of maritime traffic through the Strait of Hormuz; actions of the major oil-producing countries with respect to oil production volumes and prices and the direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of and investments into the infrastructure of our operations and properties, including the timing of such investments coming online; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure ventures; the success of our development and growth plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging and other infrastructure and technology companies; dependence on significant customer contracts, and failure of customers to renew existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, and the results of central bank policy actions including interest rates, bank failures, and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted or threatened by the United States and foreign governments, including the imposition of or increase in tariffs on steel and/or other raw materials; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, such as state legislation seeking to impose liability on a wide range of energy companies under greenhouse gas

“superfund” laws, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors’ and other stakeholders’ attention to sustainability matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures or tariffs; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, including increases in the costs of health insurance, adverse changes in work rules, or cash payments or projections associated with workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP’s public periodic filings with the SEC, including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 26, 2026, and ARLP’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed on May 8, 2026 and August 6, 2026, respectively. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Tons Sold	9,348	8,703	25,766	24,856
Tons Produced	9,446	8,416	25,655	24,978
Mineral Interest Volumes (BOE)	1,450	899	3,408	2,659

SALES AND OPERATING REVENUES:
Coal sales	$504,166	$511,593	$1,416,992	$1,465,573
Oil & gas royalties	59,761	32,055	147,395	103,612
Transportation revenues	10,264	7,701	26,417	26,459
Other revenues	28,824	20,018	79,788	63,654
Total revenues	603,015	571,367	1,670,592	1,659,298

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	339,160	354,604	1,021,810	1,040,328
Transportation expenses	10,264	7,701	26,417	26,459
Outside coal purchases	—	4,514	—	19,038
General and administrative	27,113	21,373	76,990	62,333
Depreciation, depletion and amortization	82,279	78,211	245,910	223,180
Settlement gain	(3,243)	—	(3,243)	—
Asset impairments	—	—	37,820	—
Total operating expenses	455,573	466,403	1,405,704	1,371,338

INCOME FROM OPERATIONS	147,442	104,964	264,888	287,960

Interest expense, net	(15,848)	(11,033)	(40,145)	(28,719)
Interest income	596	682	1,220	2,119
Net income on equity method investments	12,771	4,487	26,546	945
Change in fair value of digital assets	16,488	3,739	(1,486)	11,021
Loss on derivative instruments, net	(7,266)	—	(7,266)	—
Acquisition gain	6,327	—	6,327	—
Impairment loss on investments	—	—	—	(25,000)
Other income (expense)	(143)	(135)	11,504	493
INCOME BEFORE INCOME TAXES	160,367	102,704	261,588	248,819

INCOME TAX EXPENSE	19,042	5,886	27,968	15,416

NET INCOME	141,325	96,818	233,620	233,403

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,729)	(1,714)	(5,368)	(4,906)

NET INCOME ATTRIBUTABLE TO ARLP	$139,596	$95,104	$228,252	$228,497

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$1.08	$0.73	$1.76	$1.76

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,658,801	128,428,024	128,619,070	128,374,391

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$84,808	$71,212
Trade receivables (net of allowance of $5,659 and $5,360, respectively)	198,824	129,686
Other receivables	12,594	1,992
Inventories, net	128,395	142,619
Advance royalties	10,410	10,496
Digital assets	56,257	51,834
Prepaid expenses and other assets	11,076	22,215
Total current assets	502,364	430,054
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	4,818,162	4,502,648
Less accumulated depreciation, depletion and amortization	(2,294,003)	(2,364,206)
Total property, plant and equipment, net	2,524,159	2,138,442
OTHER ASSETS:
Advance royalties	74,061	72,412
Equity method investments	62,829	69,638
Equity securities	86,353	82,466
Operating lease right-of-use assets	13,238	17,065
Other long-term assets	44,581	43,711
Total other assets	281,062	285,292
TOTAL ASSETS	$3,307,585	$2,853,788

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$103,443	$81,809
Accrued taxes other than income taxes	27,795	20,319
Accrued payroll and related expenses	45,843	31,244
Accrued interest	12,067	2,012
Workers' compensation and pneumoconiosis benefits	15,867	15,901
Other current liabilities	41,365	29,495
Current maturities, long-term debt, net	119,151	23,646
Total current liabilities	365,531	204,426
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	549,705	427,137
Pneumoconiosis benefits	103,733	100,740
Workers' compensation	36,258	37,742
Asset retirement obligations	163,356	153,247
Long-term operating lease obligations	10,747	14,591
Deferred income tax liabilities	30,900	27,732
Other liabilities	24,384	27,951
Total long-term liabilities	919,083	789,140
Total liabilities	1,284,614	993,566

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,658,801 and 128,428,024 units outstanding, respectively	1,857,948	1,843,627
Accumulated other comprehensive loss	(7,025)	(1,026)
Total ARLP Partners' Capital	1,850,923	1,842,601
Noncontrolling interest	172,048	17,621
Total Partners' Capital	2,022,971	1,860,222
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$3,307,585	$2,853,788

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2026	2025

CASH FLOWS FROM OPERATING ACTIVITIES	$511,506	$507,260

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(204,693)	(218,521)
Change in accounts payable and accrued liabilities	1,343	(5,555)
Proceeds from sale of property, plant and equipment	399	2,110
Contributions to equity method investments	(9,566)	(24,265)
Purchase of debt securities	—	(2,959)
Business combinations, net of cash acquired	(240,973)	—
Oil & gas reserve asset acquisitions	(9,984)	(3,485)
Other	938	1,706
Net cash used in investing activities	(462,536)	(250,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	158,000	74,000
Payments under securitization facility	(138,000)	(74,000)
Payments on equipment financings	(10,375)	(9,552)
Borrowings under revolving credit facilities	261,000	—
Payments under revolving credit facilities	(181,000)	—
Borrowing under long-term debt	155,903	—
Payments on long-term debt	(29,297)	(10,547)
Payment of debt issuance costs	(1,889)	—
Payments for tax withholdings related to settlements under deferred compensation plan	(4,142)	(7,082)
Distributions paid to Partners	(233,732)	(259,406)
Other	(11,948)	(12,251)
Net cash used in financing activities	(35,480)	(298,838)

Effect of exchange rate changes on cash and cash equivalents	106	66

NET CHANGE IN CASH AND CASH EQUIVALENTS	13,596	(42,481)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	71,212	136,962

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$84,808	$94,481

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of GAAP “Net income” to non-GAAP “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA attributable to ARLP,” “Distribution Coverage Ratio” and “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization, Adjusted EBITDA is EBITDA adjusted for certain items that we characterize as unrepresentative of our ongoing operations and Adjusted EBITDA attributable to ARLP is Adjusted EBITDA excluding amounts attributable to noncontrolling interests. Distributable cash flow (“DCF”) is defined as Adjusted EBITDA attributable to ARLP excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments.  Distribution coverage ratio (“DCR”) is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, Adjusted EBITDA attributable to ARLP, DCF and DCR should not be considered as alternatives to income from operations, net income, net income attributable to ARLP, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, Adjusted EBITDA attributable to ARLP, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, Adjusted EBITDA attributable to ARLP, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2026	2025	2026	2025	2026

Net income	$141,325	$96,818	$233,620	$233,403	$81,548
Depreciation, depletion and amortization	82,279	78,211	245,910	223,180	81,277
Interest expense, net	15,679	12,009	40,708	36,106	12,690
Capitalized interest	(427)	(1,658)	(1,783)	(9,506)	(443)
Income tax expense	19,042	5,886	27,968	15,416	6,241
EBITDA	257,898	191,266	546,423	498,599	181,313
Asset impairments (1)	—	—	37,820	—	—
Acquisition gain (2)	(6,327)	—	(6,327)	—	—
Change in fair value of digital assets	(16,488)	(3,739)	1,486	(11,021)	6,345
Unrealized loss on derivatives	6,667	—	6,667	—	—
Impairment loss on investments (3)	—	—	—	25,000	—
Adjusted EBITDA	241,750	187,527	586,069	512,578	187,658
Adjusted EBITDA attributed to noncontrolling interest	(7,832)	(2,357)	(12,726)	(7,051)	(2,594)
Adjusted EBITDA attributable to ARLP	233,918	185,170	573,343	505,527	185,064
Net income on equity method investments	(12,771)	(4,487)	(26,546)	(945)	(9,489)
Distributions from equity method investments	8,514	2,407	22,829	6,160	10,791
Interest expense, net	(15,679)	(12,009)	(40,708)	(36,106)	(12,690)
Income tax expense	(19,042)	(5,886)	(27,968)	(15,416)	(6,241)
Deferred income tax expense (benefit) (4)	10,190	1,791	6,057	1,653	(425)
Estimated maintenance capital expenditures (5)	(68,295)	(61,269)	(185,486)	(181,840)	(59,467)
Distributable Cash Flow	$136,835	$105,717	$321,521	$279,033	$107,543
Distributions paid to partners	$77,876	$77,776	$233,732	$259,406	$77,847
Distribution Coverage Ratio	1.76	1.36	1.38	1.08	1.38

(1)	Non-cash asset impairment charges due to decision in January 2026 to cease longwall production at our Mettiki mining complex.
(2)	Gain recognized as a result of the remeasurement of our previously held equity method investment in AllDale III in connection with the AllDale III & IV acquisition.
(3)	Impairment loss on investments represents a $25.0 million write-down in the 2025 Period related to an investment in convertible notes of a battery materials company.
(4)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(5)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2026 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.23 per ton produced compared to an estimated $7.28 per ton produced in 2025. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP “Cash flows from operating activities” to non-GAAP “Free cash flow” (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment. Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our method of computing free cash flow may not be the same method used by other companies. Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2026	2025	2026	2025	2026

Cash flows from operating activities	$252,986	$209,881	$511,506	$507,260	$153,011
Capital expenditures	(58,989)	(64,728)	(204,693)	(218,521)	(50,014)
Change in accounts payable and accrued liabilities	4,625	6,285	1,343	(5,555)	(6,752)
Free cash flow	$198,622	$151,438	$308,156	$283,184	$96,245

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense” and Reconciliation of non-GAAP “Adjusted EBITDA” to non-GAAP “Segment Adjusted EBITDA” and “Segment Adjusted EBITDA attributable to ARLP” (in thousands).

Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations. Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, LLC (“Alliance Coal”), which holds our coal mining operations and related support activities.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2026	2025	2026	2025	2026

Operating expense	$339,160	$354,604	$1,021,810	$1,040,328	$341,352
Outside coal purchases	—	4,514	—	19,038	—
Other expense (income)	143	135	(11,504)	(493)	(1,307)
Segment Adjusted EBITDA Expense	339,303	359,253	1,010,306	1,058,873	340,045
Segment Adjusted EBITDA Expense – Non Coal Operations (1)	(6,162)	(2,520)	(20,607)	(24,017)	(9,015)
Segment Adjusted EBITDA Expense – Coal Operations	$333,141	$356,733	$989,699	$1,034,856	$331,030

(1)	Segment Adjusted EBITDA Expense – Non Coal Operations represents activity outside of Alliance Coal and primarily consists of Total Royalties, our investments in growth-oriented businesses and energy-related technologies, our investments in emerging energy and related infrastructure opportunities and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as Adjusted EBITDA adjusted for general and administrative expenses. Segment Adjusted EBITDA attributable to ARLP is defined as Segment Adjusted EBITDA excluding amounts attributable to noncontrolling interests. Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2026	2025	2026	2025	2026

Adjusted EBITDA (See reconciliation to GAAP above)	$241,750	$187,527	$586,069	$512,578	$187,658
General and administrative	27,113	21,373	76,990	62,333	25,836
Segment Adjusted EBITDA	268,863	208,900	663,059	574,911	213,494
Segment Adjusted EBITDA attributable to noncontrolling interest	(7,976)	(2,390)	(12,918)	(7,144)	(2,625)
Segment Adjusted EBITDA attributable to ARLP	260,887	206,510	650,141	567,767	210,869
Segment Adjusted EBITDA attributable to ARLP – Non Coal Operations (1)	(74,137)	(49,045)	(186,667)	(128,206)	(59,201)
Segment Adjusted EBITDA – Coal Operations	$186,750	$157,465	$463,474	$439,561	$151,668

(1)	Segment Adjusted EBITDA attributable to ARLP – Non Coal Operations represents activity outside of Alliance Coal that is attributable to ARLP and primarily consists of Total Royalties attributable to ARLP, our investments in growth-oriented businesses and energy-related technologies, our investments in emerging energy and related infrastructure opportunities and various eliminations primarily between Alliance Coal and our Coal Royalty segment.